Exhibit 10.1

SUPPLY AGREEMENT

with

Exfluor Research Corporation

This Agreement, effective as of November 12, 2009 (the “Effective Date”), is entered by and between Oxygen Biotherapeutics, Inc., having its principal place of business at 2530 Meridian Pkwy, Suite 3078, Durham, North Carolina 27713 USA (“OBI”) and Exfluor Research Corporation with an address at 2350 Double Creek Dr., Round Rock, TX 78664 (“Company”).

WHEREAS, OBI is developing and owns rights to the therapeutic perfluorocarbon oxygen carrying compound, Oxycyte®, consisting of perfluoro(tert-butylcyclohexane);

WHEREAS, Company possesses the expertise to manufacture perfluoro(tert-butylcyclohexane) and has developed the processes necessary to manufacture perfluoro(tert-butylcyclohexane) in commercial quantities from chemical raw materials; and

WHEREAS, OBI and Company desire to enter into this Agreement to provide for Company to manufacture and supply perfluoro(tert-butycyclohexane) exclusively to OBI for use the primary component of Oxycyte® for research and commercial purposes.

NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and undertakings contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OBI and Company (each, a “Party” and, collectively, the “Parties”), intending to be legally bound, hereby agree as follows:

1.	Scope: Company agrees to provide and sell to OBI such quantities of Products as OBI may order in accordance herewith. Company shall furnish and be responsible and liable for all that is necessary or required to supply the Products, including without limitation all supervision, administration, coordination, labor and other services, machinery, equipment, materials, supplies and other goods, licenses, permits, approvals and documents, all in accordance with this Agreement and the applicable Purchase Order.

2.	Performance of Supply:

a.	Definitions: The defined terms used in this Agreement shall have the meanings set forth in Exhibit A, Definitions, attached hereto and incorporated herein by reference. Any terms defined elsewhere in this Agreement shall be given equal weight and importance as though set forth in the Definitions.

b.	Supply Terms & Conditions: Company shall supply the Products pursuant to the terms and conditions of this Agreement, including without limitation, the Supply Terms & Conditions, attached hereto as Exhibit B, and the Purchase Schedule, attached hereto as Exhibit D, each incorporated herein by reference. This Agreement shall not apply to any supply of cGMP-grade Product. In the event that the Parties agree to the supply of cGMP-grade Product, the Parties shall enter a separate agreement therefore.

c.	Compliance: As an integral basis of the bargain hereof, Company agrees that it shall perform all of its obligations hereunder in accordance with any timelines provided herein and supply the Products consistent with the Purchase Specifications, attached hereto as Exhibit C, and in accordance with Applicable Laws, including not only the country of manufacture but also, in the event that any of the Products are to be supplied to another country, the Applicable Laws in such country as directed by OBI in writing. Company shall manufacture the Products at the manufacturing site identified in the Purchase Schedule and Company shall not change the manufacturing site, or the materials, process or plant used in the manufacture of the Products without first obtaining the written consent of OBI to such change.

d.	Quantity and Orders:

i.	Company shall supply Products to OBI in accordance with Purchase Orders that OBI may issue to Company from time to time. Purchase Orders shall specify the quantity of the Product(s) to be purchased by OBI, the place of delivery, the delivery date, and price. If there is any inconsistency between the provisions of this Agreement and any Purchase Order, the provisions of this Agreement shall control.

Exfluor Research Corporation

Supply Agreement

November 2009

ii.	Company shall notify the OBI Official Correspondent immediately of any anticipated lead times between placing a Purchase Order and delivery of the Products ordered therein, or of any occurrence that would inhibit Company’s ability to supply the Product(s) to OBI on a timely basis.

iii.	OBI shall have the right to postpone a delivery prior to the specified delivery date, provided that anticipated delivery not be delayed by more than ninety (90) days.

3.

Term: This Agreement shall commence as of the Effective Date and, unless earlier terminated as provided in the Supply Terms & Conditions, shall expire upon the third (3rd) anniversary of the Effective Date.

4.	Exclusivity and Product Pricing:

a.	In consideration for Company’s agreement to supply the Product exclusively to OBI, and no other party, at the agreed to price, OBI shall pay to Company a non-refundable, non-creditable fee of $25,000 each quarter for the term of the Agreement, due on the first day of each quarter, beginning January 1, 2010.

b.	During the Term, OBI shall pay Company for the Products provided in accordance with the pricing provisions contained in Purchase Schedule. Unless otherwise expressly provided in the Purchase Schedule, the prices set forth on the Purchase Schedule do not include shipping and delivery costs, taxes applicable to the sale of the Products (including, without limitation, all sales, transfer, excise, value-added or similar taxes) duties, customs, imposts and tariffs.

c.	In no event will OBI be responsible for charges arising out of or resulting from any (i) error, omission or mistake of Company or a supplier of Company, (ii) defective or non-conforming performance of Company’s obligations under this Agreement, or (iii) failure of Company to meet conditions warranted under this Agreement.

5.	Technology Escrow:

a.	Within sixty days of execution of this Agreement, Company shall place into an escrow account held by a third party escrow agent, to be mutually agreed to by the parties, documentation for the manufacturing processes used to produce Product in sufficient detail that another party would be capable of manufacturing Product with the information provided (“Manufacturing Technology”).

b.	Any modifications to the manufacturing process, including, but not limited to changes to raw materials, sub-components, or configuration of the Product will require an update to the Manufacturing Technology documentation held in escrow such that at any given time the Manufacturing Technology is current as to the last shipment of Product.

c.	The parties will execute the applicable Escrow Agreement within thirty (30) days of the execution of this Agreement. The Escrow Agreement will provide for immediate release of the Manufacturing Technology to OBI, and provide to OBI a perpetual, non-exclusive, royalty-free license to use the Manufacturing Technology to make or have made Product when one or more conditions in subsection “d” below occur (each a “triggering event”). The license is limited to use of the Manufacturing Technology solely for the purpose of manufacturing Product for OBI and does not include a right to sell or otherwise transfer the Manufacturing Technology to any third party, unless such party is a successor to OBI in the event of a merger or acquisition. Triggering Events:

iv.	Company formally dissolves the business.

v.	Company files for bankruptcy protection where the assets are given to a Bankruptcy trustee;

vi.	Creditors take action to secure rights against Manufacturing Technology to satisfy a financial obligation. For purposes of this Agreement, Company shall not offer exclusive rights to the Manufacturing Technology as security for any financial obligation and will notify OBI if they have done so prior to execution of this Agreement.

Exfluor Research Corporation

Supply Agreement

November 2009

vii.	Company enters into any merger or acquisition arrangement which does not specifically require the new business entity to become successor to the obligations of this agreement.

d.	If Company notifies OBI that they are unable or unwilling to manufacture Product, with or without the use of subcontractors, for sixty (60) days or more, Company will grant to OBI a non-exclusive license to the manufacturing Technology, for a royalty fees consisting of three percent (3%) of the purchase price of Product, which amount shall be paid annually and is due within sixty (60) days of the end of such calendar year.

e.	OBI shall bear the costs of setting up and maintaining the escrow account.

6.	Available Inventory; Supply Capacity:

a.	Company shall maintain a twelve (12) month an on-hand inventory of T-Butyl Benzene (based on the amount of Product ordered by OBI during the previous twelve (12) month period, which inventory shall be dedicated and solely allocated to the manufacture of the Product. Notwithstanding the foregoing, in no event shall such inventory on-hand be less than that required to manufacture six hundred (600) kilograms of Product.

b.	Company represents and warrants that is existing facility has and will maintain the capacity to produce sixty kilograms (60kg) of Product per month, and within ninety (90) days of a written request by OBI, said request based upon Company’s estimated needs for additional manufacturing capacity, such capacity will be increased and maintained at up to one hundred twenty kilograms (120kg) per month, at Company’s sole expense.

7. Guaranty of Supply;

a.	Company guarantees that it shall supply the quantity of Products requested by OBI during the Term of this Agreement. In the event Company is unable or unwilling to supply the quantity of Products requested by OBI, Company shall provide immediate written notice to OBI. In the event this Agreement terminates for any reason other than OBI’s failure to pay undisputed amounts, OBI shall be entitled to receive a last time supply commitment from Company, to the extent Company remains capable of supplying Product, to deliver to OBI a quantity of Product up to the amount of Product realizable from the T-Butyl Benzene inventory on-hand as of the date of termination at the price provided in Section 4(b).

8.	Allocation: If, due to a Force Majeure Event or if due to any other shortage not reasonably foreseeable, the quantity of one or more raw materials utilized to manufacture Products available at Company’s (or Company’s supplier’s) facility ordinarily producing Products and deliverable for sale hereunder should be insufficient to fulfill Company’s Product volume commitments, Company shall notify OBI as soon as possible, explaining the underlying reasons for such shortage, proposed remedial measures, and the date the shortage is expected to end. Company has the right and obligation to allocate its available supply of raw materials equitably among all term contract consumers of Company during the period of shortage. In order to achieve an equitable allocation result, Company shall consider its customers supply alternatives, and if the allocation is expected to cause greater hardship to OBI due to its dependence on Company as a majority supplier (if true), then Company’s allocation arrangements will reflect OBI’ greater need for Company’s Products. No consideration shall be given to Company’s own requirements for such raw materials.

9.	Assignment: This Arrangement may not be assigned by either Party to any other Party without the prior written consent of the other Party hereto; provided, however, that OBI may assign its rights and obligations hereunder, by written notice to Company, to a successor or transferee (whether by merger, consolidation, purchase or otherwise) of either all, or substantially all, of the assets of OBI. Any purported assignment in violation of this provision shall be void from the beginning.

10.	Severability: If any or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

11.	Entire Agreement: This Agreement, with all exhibits hereto (including without limitation, any Purchase Order) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties (whether written or oral) relating to the subject matter hereof; provided, however, in the event the Parties have entered or subsequently enter a separate confidentiality agreement related to the subject matter hereof, the provisions with respect to confidentiality obligations shall be cumulative. In the event of a conflict between the terms and conditions of this Agreement and any exhibit (including without limitation, any Purchase Order), the terms of this Agreement shall control.

Exfluor Research Corporation

Supply Agreement

November 2009

12.	Amendments: No modification of this Agreement shall be effective unless made in writing and signed by a duly authorized representative of each Party.

13.	Governing Law: This Agreement shall be governed by the laws of the State of North Carolina, without regard to conflicts of laws principles, and the Parties hereby submit to the exclusive jurisdiction of the North Carolina courts, both state and federal.

IN WITNESS WHEREOF, the Parties have executed this Agreement as set forth below.

OXYGEN BIOTHERAPEUTICS, INC.		EXFLUOR RESEARCH CORPORATION

By:	/s/ MICHAEL JEBSEN	By:	/s/ Thomas R. Bierschenk

Name:	MICHAEL JEBSEN	Name:	Thomas R. Bierschenk

Title:	CFO	Title:	Vice President

Exfluor Research Corporation

Supply Agreement

November 2009

EXHIBIT A

Definitions

a.	“Act” means the United States Federal Food, Drug and Cosmetic Act, 21 C.F.R. § 210 et seq., as amended.

b.	“Adverse Event” means any adverse event associated with the use of the Product in a human, whether or not considered drug-related.

c.	“Affiliate” means, with respect to a Party, any individual, corporation or other business entity which, either directly or indirectly, controls such Party, is controlled by such Party, or is under common control with such Party. As used herein, “control” means possession of the power to direct, or cause the direction of the management and policies of a corporation or other entity whether through the ownership of voting securities, by contract or otherwise.

d.	“Agreement” means this Supply Agreement, and all exhibits attached hereto including all accepted Purchase Orders that expressly reference this Supply Agreement.

e.	“Applicable Law” means (i) any international, country, federal, state, provincial, commonwealth, municipal or local government law, statute, rule, requirement, code, regulation, permit, ordinance, authorization or similar such governmental requirement and interpretation and guidance documents of the same by a Governmental Authority as applicable to the manufacture or supply of Products hereunder; and (ii) any of OBI compliance, safety and security rules, programs and policies as applicable to Company or this Agreement.

f.	“Business Day” means any day other than a day which is a Saturday, Sunday, or federal bank or federal government holiday in the United States.

g.	“Certificate of Analysis” means a certificate in form and substance satisfactory to OBI, signed by the Company Official Correspondent, and authenticating the analysis of each batch of the Product delivered to OBI.

h.	“cGMP-grade product” means Product manufactured, handled, stored, and delivered in accordance with Current Good Manufacturing Practices.

i.	“Company Official Correspondent” means Dr. Timothy J. Juhlke, Vice President.

j.	“Current Good Manufacturing Practices” or “cGMPs” means (i) the applicable regulatory requirements, as amended from time to time, for current good manufacturing practices, including without limitation those promulgated by the Food and Drug Administration under the Act or under the Public Health Service Act, Biological Products, 21 C.F.R. §§ 600-610, and its associated regulations; (ii) any applicable guidance documents published by a Governmental Authority; and (iii) current industry practice consistent and in accordance therewith.

k.	“Governmental Authority” means any nation or government, any state, province, or other political subdivision thereof or any entity with legal authority to exercise executive, legislative, judicial, regulatory or administrative functions or pertaining to government in any of the relevant markets.

l.	Manufacturing Technology means all intellectual property, including know how, used to manufacture Product.

m.	“Product” (collectively, “Products”) means those materials to be supplied by Company to OBI as described in the Purchase Schedule, manufactured in accordance with the Purchase Specifications.

n.	“Purchase Order” means any purchase order issued by OBI in accordance with the terms and conditions of this Agreement.

o.	“Purchase Schedule” means the purchase schedule containing the Products, applicable prices, and manufacturing site, attached hereto as Exhibit D and incorporated herein by reference.

p.	“Purchase Specifications” means the specifications set forth in Exhibit C.

Exfluor Research Corporation

Supply Agreement

November 2009

q.	“Supply Terms & Conditions” means the term and conditions governing the supply of the Products, attached hereto as Exhibit B, and incorporated herein by reference.

r.	“OBI Official Correspondent” means, Vice President Legal Affairs.

Exfluor Research Corporation

Supply Agreement

November 2009

EXHIBIT B

SUPPLY TERMS & CONDITIONS

1.	Delivery:

a.	Company shall deliver the Products purchased by OBI to that location set forth in the applicable Purchase Order (the “Destination Point”).

b.	Company shall furnish Products within the time established in the applicable Purchase Order. Time is of the essence in relation to the performance of any and all of Company’s obligations pursuant to this Agreement and to each Purchase Order. Products shall be deemed delivered on time if delivered in accordance with Purchase Order terms (including location, specifications, requirements and date) and no sooner than three (3) days prior or following the delivery date stated in the Purchase Order. A delivery of Product that does not meet the specifications of Exhibit C or a delivery to an improper location, shall be deemed a late delivery (“Late Delivery”). Company agrees to use its best efforts to meet any request by OBI for delivery of Products prior to a delivery date stated in the applicable Purchase Order. Company shall notify OBI of any Late Delivery and specify the estimated delivery date and the circumstances causing the delay, keeping OBI informed about the status of the Late Delivery.

c.	Unless the Parties otherwise agree in writing, Products delivered to OBI under this Agreement shall be shipped from the manufacturing facility identified in the Purchase Schedule. A carrier approved by OBI in writing shall deliver the Products via the mode of transportation indicated by OBI on the applicable Purchase Order.

d.	All Products shipped by Company shall be shipped FOB/FCA Shipping Point stated in the applicable Purchase Order (as defined in INCOTERMS, 2000). OBI shall be solely responsible for all transportation expenses and risk of loss or damage to Products. Company shall ship Products in compliance with all Applicable Laws. Company shall pay for transportation costs when Products are returned to Company by OBI due to failure to meet Purchase Specifications.

e.	Company shall pack and ship all Products in accordance with the Specifications to ensure that no damage shall result in shipping.

f.	All chemicals delivered by Company shall bear a label stating the identity of the chemical and any hazards associated therewith. Such chemicals shall be accompanied by the Material Safety Data Sheet (“MSDS”) provided by the manufacturer of the chemical.

2.	Invoice Payment:

a.	Company shall prepare and deliver to OBI an invoice for each shipment of Product purchased hereunder. All invoices shall be submitted in writing to:

Oxygen Biotherapeutics, Inc.

Attention: Accounts Payable

2530 Meridian Parkway, Suite 3078

Durham, NC 27713

or if different, in accordance with OBI’s written instructions.

b.	All invoices shall be submitted contemporaneously with or subsequent to the delivery of the Products. The invoices shall specify the price in respect of the Product delivered, the Purchase Order number, the quantity of Product delivered, and the invoice amounts shall be stated and paid for in the currency of the United States. In no event shall any invoice be dated prior to the date of shipment of the related Product.

c.	Payment terms for each undisputed shipment of Products shall be net thirty (30) days from the date of invoice, provided that no invoice shall be dated prior to the delivery of and acceptance corresponding Products. Payment due shall be net of any and all credits due to OBI, including without limitation, credit for returns, recalls, and/or warranty replacements.

3.	Notice of Claim or Rejection:

a.	In the event that OBI learns, or should reasonably learn of any claim with respect to Product, OBI will inform Company in writing of the claim. In the event that a shipment of Products fails to conform to Purchase Specifications or to meet any warranty hereunder, OBI, at its option and at the expense and risk of company, shall notify Company and return such Products to Company or store them pending instructions from Company as to their disposal. The payment obligation in relation to any such delivery may be suspended forthwith pending resolution of any dispute with respect to defective Products. Neither payment nor passage of title or risk of loss to the Product(s) to OBI shall be deemed to constitute acceptance of the Product(s). Failure to make such notification shall not be deemed to constitute acceptance of the delivered lot of Products. Acceptance of any lot of Products shall not relieve Company of its warranty obligations under this Agreement.

Exfluor Research Corporation

Supply Agreement

November 2009

b.	Company agrees (at OBI’s option) to refund the purchase price thereof or replace any shipment rejected pursuant hereto with new Product within ten (10) business days after receipt of notice of rejection and supporting data thereof free of charge. Company shall be responsible for shipping within such time period any replacement Product and delivery of same to the rejecting Destination Point. If the Out-of-Specification Product is not replaced within such ten (10) business days or within the timeframe agreed upon by the Parties, OBI shall have the right to terminate this Agreement, effective immediately upon notice to Company.

4.	Specifications; Quality:

a.	Company shall label and package Product in accordance with the provisions of all Laws, and Purchase Specifications, as applicable.

b.	Each Product delivered pursuant to this Agreement shall comply with the Purchase Specifications. A Certificate of Analysis showing the OBI Purchase Order number, size and description, lot or batch number, and the specifics of the analysis of all Product properties requested by OBI, will be provided by Company with each lot of Product.

c.	Subject to Applicable Laws, neither the Purchase Specifications, nor any change in any Product that may alter its properties, impurities, or any other characteristic of the Products, may be changed without OBI prior written consent. Company shall not unreasonably withhold its agreement to any change in the Purchase Specifications requested by OBI. Company shall not make any substitutions for Products ordered without the prior written approval of OBI.

d.	Company shall ensure that quality assurance tests agreed by the Parties from time to time are adopted.

e.	Company shall retain samples of each batch of the Products for a period not less than five (5) years.

5.	Recalls:

a.	Company shall investigate all reports of nonconformity and Product complaints relating to materials in order to assure the conformity of Products to Purchase Specifications.

b.	In the event Company believes that a recall, products withdrawal or field correction by OBI may be necessary or appropriate, Company shall promptly notify OBI and the Parties shall cooperate in determining the necessity and nature of such action.

c.	With respect to any recall, product withdrawal or field correction OBI shall make all statements to the media and the public, including but not limited to press releases and interviews. Company will not issue any press release or otherwise make any public statement, advertisement or disclosure with respect to this Agreement, any of the Products, or any recall, product withdrawal or field correction relating to any product manufactured by OBI containing Products without the prior written consent of OBI such consent not to be unreasonably withheld; provided, however, that either Party shall be entitled to make a public announcement relating to such events if, in the opinion of the announcing Party’s legal counsel, such announcement is required to comply with Applicable Laws and provided to the extent practicable that the other Party has received not less than two (2) business days notice.

d.	If any recall, product withdrawal, or field correction is initiated because of a defect in Products, Company shall credit, or at the option of OBI, refund to OBI all amounts invoiced therefore, including transportation, duties, taxes, insurance and all other related costs.

a.	OBI shall have the right to audit and inspect all inventory of the Products contained at such facility. Such audits or inspections shall occur not more than once per year (unless for cause), shall occur during business hours and shall be scheduled by OBI at least ten (10) days in advance Purposes for such inspections may include compliance with Purchase Specifications, and/or investigations of complaints and/or compliance with any Laws or the terms of this Agreement. OBI’ audit and inspection rights hereunder shall not extend to any portions of such facility, documents, records or the other information: (i) which do not relate to the Products, or (ii) to the extent they relate or pertain to third parties or their products or materials.

6.	Regulatory and Environmental Compliance:

a.	To the extent and Adverse Event of which a Party becomes aware implicates manufacturing of the Product, such Party shall promptly inform the other Party of such Adverse Event and shall disclose to the other Party any information it has regarding that Adverse Event.

b.	If any Governmental Authority shall take any action which shall require a response or action by Company with respect to Products, Purchase Specifications, or the manufacturing facility at which Products are manufactured, or any operating procedure affecting the Products, Company shall immediately notify OBI of the required response or action.

c.	In carrying out its obligations under this Agreement, Company shall comply in all respects with Applicable Laws in effect from time to time.

d.	Company is solely responsible for the safety and health of its employees, consultants and visitors and compliance with all Applicable Laws related to health, safety and the environment, including, without limitation, providing its employees, consultants and visitors, with all appropriate information and training concerning any potential hazards involved in the manufacture, packaging, storage and supply of the Products and/or materials and taking any precautionary measures to protect its employees from any such hazards.

Exfluor Research Corporation

Supply Agreement

November 2009

7.	Confidential Matters:

a.	During the course of the performance of this Agreement, either Party (as “Discloser”) may disclose certain information relating to this Agreement to the other Party (as “Receiver”). Receiver shall keep in strictest confidence all information relating to this Agreement which may be acquired in connection with or as a result of this Agreement which has been designated as proprietary to Discloser or which from the surrounding circumstances in good conscience ought to be treated as proprietary to Discloser (“Confidential Information”). During the Term of this Agreement and for five (5) years thereafter, without the prior written consent of Discloser, Receiver shall not publish, communicate, divulge, disclose, or use any Confidential Information, except as otherwise provided herein. Upon termination or expiration of this Agreement, Receiver shall deliver all records, data information, and other documents and all copies thereof of Discloser, to Discloser, and such shall remain the property of Discloser. Purchase Specifications and changes to the Purchase Specifications shall be treated as Confidential Information by both Parties.

b.	Nothing herein shall be construed to impose an obligation of confidentiality on Receiver in connection with any information to the extent such information:

i.	is at the time of disclosure already known to Receiver, as clearly established by competent proof;

ii.	is at the time of disclosure or subsequently becomes part of the public domain through no fault, act or omission by Receiver; or

iii.	is subsequently disclosed to Receiver by a third party whose receipt and disclosure of such information does not constitute a violation of any confidentiality obligation.

c.	The obligation of confidentiality imposed on Receiver herein shall survive any termination or expiration of this Agreement.

d.	In the event Receiver is asked or subpoenaed by a Governmental Authority to provide Confidential Information received hereunder, Receiver shall promptly inform Discloser and shall cooperate with Discloser to obtain any and all protection that may be afforded such Confidential Information, prior to disclosing it, if such disclosure is ultimately requited.

e.	Receiver shall, upon request by Discloser, return all Confidential Information received hereunder, except, and only upon written request by Receiver, for one (1) photocopy that may be kept in its legal archives solely for the purpose of monitoring Receivers obligation hereunder, provided such photocopy is reasonably secured to maintain the confidentiality thereof.

f.	Each Party shall maintain the confidentiality of this Agreement and all provisions of this Agreement and, without the prior consent of the other Party, no Party shall make any press release or other public announcement of or otherwise disclose this Agreement or any of its provisions to any third party (a) other than to its directors, officers and employees and attorneys, accountants, investment bankers and other professional advisers whose duties reasonably require to maintain the confidentiality of this Agreement and (b) except for such disclosures as may be required by applicable law or by regulation, in which case the disclosing Party shall provide the other Party with prompt advance notice of such disclosure so that the other Party has the opportunity if it so desires to seek a protective order or other appropriate remedy.

8.	Termination:

a.	OBI shall have the right to terminate this Agreement immediately upon notice in the event Company ceases to conduct its operations in the normal course of business, including inability to meet its obligations as they mature, or if any proceeding under the bankruptcy or insolvency laws is brought by or against Company, or a receiver is appointed for Company.

b.	Either Party may terminate this Agreement in the event of breach of a material obligation of the other Party if such breach remains uncured thirty (30) days after written notice of such breach is delivered to such breaching Party.

c.	Upon termination of this Agreement, Company shall promptly pay to OBI any credits due to OBI and OBI shall pay to Company all undisputed amounts then due and payable.

d.	In the event of termination, OBI shall only be responsible for the purchase of Product which constitute firm orders as of the effective date of termination; and OBI shall not otherwise be responsible for any material ordered by Company in anticipation of forecasts or future orders or for costs or profits on Products not supplied.

e.	Except as otherwise provided for, neither Party shall make a claim against, nor be liable to, the other Party for an indirect, special, incidental, consequential or punitive damages, in connection with or arising out of this Agreement or the termination of this Agreement, under contract, tort or any other theory of law, including without limitation, damages for lost profits business opportunity or other losses, or injury to reputation, resulting from a Party’s action or inaction taken in anticipation of the execution of this Agreement and of the undertaking of such Party’s obligations hereof, regardless of the cause of action under which such damages may be sought.

f.	The respective rights and obligation of the Parties hereunder shall survive the termination or expiration of this Agreement to the extent necessary for the intended preservation of such rights and obligations including, but not limited to, insurance, indemnification, confidentiality, regulatory compliance, records retention, audit rights, and recall responsibilities.

Exfluor Research Corporation

Supply Agreement

November 2009

9.	Representations and Warranties:

a.	Company represents and warrants that the execution and delivery of this Agreement and the performance of its obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations, and (ii) do not conflict with , or constitute under, any contractual obligation of Company.

b.	Company warrants title to Products sold hereunder to be free and clear of all liens, encumbrances and/ or colorable claims at the time of delivery. Company further warrants that all Products shall be merchantable quality, shall be free form any latent or patent defects and shall conform to applicable Purchase Specifications. Company further warrants that in the performance of this Agreement, Company has complied or will comply with all Applicable Laws.

c.	Company represents and warrants that neither the design, the manufacture, nor the function of the Products nor the provision, use, or sale thereof shall in anyway infringe upon or violate any intellectual property rights or other rights of any third party.

10.	Indemnity: Company shall indemnify and hold harmless OBI, its successors, Affiliates, shareholders, officers, directors, employees, agents, representatives and assigns, from and against any and all claims, liability, suits, damages, loss, costs, fines, penalties and expenses, including but not limited to attorney’s fees and litigation costs (“Claims”), to the extent such Claims are caused by or alleged to have been caused by (i) the acts or omissions of Company or any of its agents, employees, representatives, subcontractors or invitees; (ii) Company’s negligence or misconduct in the performance of this Agreement; (iii) any breach of this Agreement by Company or any of its agents, employees, representatives, subcontractors or invitees; or (iv) third party claims of patent infringement with respect to the Products. Such acts and omissions may include, but are not limited to, strict liability, breach of contract or warranty, or statutory violation. Company shall endeavor to amicably settle all Claims asserted by any other person or entity arising from such acts or omissions; provided, however, that Company shall obtain the written consent of OBI prior to settling or otherwise disposing of any claim.

14.	Insurance: During the Term of this Agreement and for two (2) years after its expiration or termination for any reason, Company, at its own expense, shall maintain in full force and effect, general liability and such other insurance sufficient, in the reasonable opinion of Company, to address liabilities arising from Company’s performance under this Agreement. Upon request by OBI, OBI shall have the right to review Company’s insurance certificates therefore.

15.	LIMITATION OF LIABILITY: NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY IN CONTRACT OR IN TORT FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF OR RESULTING FROM PERFORMANCE HEREUNDER, EXCEPT TO THE EXTENT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SUCH PARTY, ITS EMPLOYEES, AGENTS, REPRESENTATIVES, OR SUBCONTRACTORS.

16.	Subcontracting: Company shall not enter into a subcontract with respect to the subject matter of this Agreement, without the prior written consent of OBI. No such written consent shall relieve Company from any of its obligations or liabilities hereunder. Nothing herein shall constitute any contractual relationship between OBI and any subcontractor of Company or any obligation on the part of OBI to pay, or be responsible for the payment of, any sums to any such subcontractors. Company shall be responsible for all work performed by, and for acts, omissions, or negligence of its subcontractors and for compliance of its subcontractors with the requirements of this Agreement, and all Laws to the same extent that Company would be responsible if Company were doing such work directly.

17.	Force Majeure: Subject to the provisions hereof, if supervening events, including, but not limited to, natural disasters, act of government after the Effective Date of this Agreement, power failure, acts of God, labor disputes, riots, acts of war, or epidemics, (each, a “Force Majeure Event”), beyond the reasonable control of a party hereto occur that render performance by such party of its obligations under this Agreement impossible, then such party is excused from whatever performance is rendered impossible by the Force Majeure Event (“Suspension of Performance”); provided that (i) such Force Majeure Event is unforeseeable, (ii) such party is without fault is causing such Force Majeure Event, (iii) such party informs the other party immediately of such Force Majeure Event, (iv) such party promptly informs the other party of the length of the expected delay, (v) such party takes all reasonable actions to avoid or overcome such Force Majeure Event, to mitigate damages hereunder, and to mitigate the length of any such Suspension of Performance, and (vi) such party, to the extent it is able, continue to perform its obligations under this Agreement, unless otherwise directed by the other party. A party’s performance of covenants (i) to (iv) herein are conditions precedent to its Suspension of Performance and covenants (v) and (vi) herein are conditions precedent to its continued Suspension of Performance. If the Suspension of Performance continues, or is expected to continue, for more than sixty (60) days, then the other party is entitled to terminate this Agreement upon giving notice thereof to the party which is excused by the Suspension of Performance. Force Majeure Event includes the unavailability of materials, equipment or transportation that is caused by a Force Majeure Event. Force Majeure Event does not include economic hardship, changes in market conditions, unavailability of materials, equipment or transportation that is caused by an event other than a Force Majeure Event, or insufficiency of funds.

Exfluor Research Corporation

Supply Agreement

November 2009

18.	Notice: Any notice required or permitted under this Agreement shall be given to the receiving Party in writing (i) by (A) delivery in hand, facsimile transmission (receipt verified), or by postage prepaid, United States first class with proof of mailing, and (B) registered or certified mail, return receipt requested, or (ii) by recognized national overnight courier service to each respective Party’s Official Correspondent with a copy to:

OBI:

2530 Meridian Pkwy

Suite 3078

Durham, North Carolina 27713

Attn: Chris Stern

Company:

2350 Double Creek Dr.

Round Rock, TX 78664

Attn: Timothy Juhlke

In addition, in the event that correspondence with other personnel of OBI becomes necessary, copies of such correspondence shall be sent to the Official Correspondent so that the Official Correspondent may keep a complete file.

19.	Independent Contractor: In all matters relating to this Agreement, the Parties shall be acting as independent contractors. Neither Party shall have any authority to and shall not assume or create any obligation, express or implied, on behalf of the other Party and shall have no authority to and shall not represent itself as an agent, employee, or in any other capacity of such other Party.

20.	Use of Trade Name and Trademarks: Each Party recognizes that the name of the other Party represents a valuable asset of such other Party and that substantial recognition and goodwill are associated with such trade name and such Party’s various trademarks. Each Party hereby agrees it shall not use the name, insignia, symbol, logo or other identifying information of the other Party hereto orally, writing or in electronic format in any advertising, press release, promotional materials or otherwise without the prior written consent of such other Party, except as required by Law. Nothing in this Agreement constitutes a license entitling a Party to use the other Party’s name, logos or trademarks.

21.	No Third Party Beneficiaries: No provision of this Agreement shall in any way inure to the benefit of any third person so as to constitute to any such person a third-party beneficiary of this Agreement or otherwise give rise to any cause of action in any person not a party hereto.

22.	Waiver: Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach. All waivers by either Party must he contained in a writing signed by the Party to be charged and, in the case of OBI, by an executive officer of OBI or other person duly authorized by OBI.

23.	Remedies: Unless otherwise set forth herein, the rights and remedies set forth in this Agreement are cumulative with and not exclusive of any other remedy. The exercise by either Party of any right or remedy conferred by this Agreement does not preclude the exercise of any other rights or remedies that may now or subsequently exist in law or in equity or by stature or otherwise.

24.	Injunctive Relief: The Parties recognize and agree that remedies at law for breach by other Party of its obligations hereunder with respect to confidentiality, indemnification, and use of trade names and trademarks may be inadequate and each Party shall, in addition to any other rights which it may have, be entitled to injunctive relief.

25.	Heading and Plural Terms: The headings and subheadings contained herein are inserted for convenience of reference only and shall in no way be construed to be interpretations of text. Terms defined in the singular have the same meaning in the plural and vice versa, as applicable.

Exfluor Research Corporation

Supply Agreement

November 2009

EXHIBIT C

PURCHASE SPECIFICATIONS

EXFLUOR REASEACH CORPORATION

2350 Double Creek Drive

Round Rock, Texas 78664

(512) 310-9044

S P E C I F I C A T I O N

Issue Date:	October 19, 2009

Product Name:	Perfluoro-tert-butylcyclohexane, high purity

Chemical Formula:	C10F20

Physical state:	Clear colorless liquid, no visible particles

Minimum purity by GC/FID detector:	> 96.0 Area %

Residual Conjugated Olefin (STP 9.1.4):	< 1 PPM

Residual Free Fluoride (STP 9.1.3)	< 1 PPM

Residual Organic Hydrogen (STP 9.1.5)	< 10 PPM

Shipping Container Specification:

Primary Mfr. & Vendor: Alloy Products, 1045 Perkins Ave, PO Box 529, Waukesha WI 53187

Manufacturer’s ID: Pressure Vessel, Sunnyvale Model Specifications, 9” ID and 2” Round Opening

Drawing No. C526-0402-00 (5 GAL.) Rev. C 3/4/97

Approved Vendor: Alloy Products

Swagelok Parts: Qty. 2 each: SS-4-P, pipe plug (NPT); SS-400-1-4, male connector (NPT);

and SS-400-P, where the SS in the part no. indicates 316 stainless steel

Exfluor Research Corporation

Supply Agreement

November 2009

EXHIBIT D

PURCHASE SCHEDULE

Price for FtBu (non-cGMP) Product (per kilogram):

Pricing Formula

Price = $900.00 per kg until the amount of aggregate Product purchased under the Agreement during the previous 12 months totals one (1) metric ton

and thereafter

Price = {$900,000.00 + [(V-1,000) x 500]} ÷ V

V = the average 12-month volume of Product in kilograms (including cGMP-grade Product obtained from FluoroMed L.P.) following acceptance of first (1st) ton of Product in aggregate delivered and accepted under this Agreement,

Exfluor Research Corporation

Supply Agreement

November 2009